Decision 97-09-056 September 3, 1997

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA


In the Matter of the Application of the
Southern California Edison Company (U 338-E)
For: (1) Authority to Reduce Rates Effective
January 1, 1998; (2) Authority to Sell or
Assign Transition Property to One or More
Financing Entities; (3) Authority to Service               Application 97-05-018
Rate Reduction Bonds on Behalf of Financing
Entities; (4) Authority to Establish Charges                (Filed May 6, 1997)
Sufficient to Recover Fixed Transition Amounts;
and (5) Such Further Authority Necessary for
Edison to Carry out the Transactions Described
in this Application.
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                                FINANCING ORDER

                               TABLE OF CONTENTS

Section                                                                              Page
FINANCING ORDER
  Summary of Financing Order........................................................   1
  Statutory Overview................................................................   1
  Rate Reduction Bond Transaction...................................................   3
    Proposed Structure of the Transaction...........................................   3
    Timing of Transaction and Amount of Financed Transition Costs...................   4
    Amount of Financed Transition Costs.............................................   4
    Issuance Costs..................................................................   6
    Ongoing Transaction Costs.......................................................   6
    FTA Charges.....................................................................   7
    FTA Charge True-Up Mechanism....................................................   9
      Routine FTA Charge True-Up Mechanism..........................................  10
      Nonroutine FTA Charge True-Up Mechanism.......................................  11
      Determination of Need for FTA Charge Adjustment on Anniversary of Financing
      Order.........................................................................  11
    Transition Property.............................................................  12
    Sale of Transition Property to the SPE..........................................  13
    Issuance and Transfer of SPE Debt Securities, and Issuance of RRBs..............  13
  Rate Reduction Authorization......................................................  14
    Eligibility.....................................................................  14
    Prevention of FTA Charge Bypass.................................................  15
  Ratepayer Benefits................................................................  16
  Related Issues....................................................................  17
    Tax Considerations..............................................................  17
    Financial Accounting............................................................  18
    Credit Rating Agency Considerations.............................................  19
      True-Sale Opinion.............................................................  19
    Allocation of Collection Shortfalls.............................................  19
    Credit Enhancement..............................................................  20
    Sequestration...................................................................  21
    Servicing.......................................................................  21
    Ratemaking......................................................................  22
      Transition Cost Balancing Account.............................................  22
      Rate Reduction Bond Memorandum Account........................................  23
  Finding of Fact...................................................................  25
  Conclusions of Law................................................................  26
ORDER...............................................................................  31

Appendix A Pro forma Issuance Advice Letter,
           FTA Charge True-Up Mechanism Advice Letters

     SUMMARY OF FINANCING ORDER

     Under Assembly Bill 1890 (AB 1890), electric corporations can request to finance a portion of their transition costs through the issuance of securities known as rate reduction bonds (RRBs). The revenue requirement reduction produced by the RRBs will provide residential and small commercial electric customers with a 10% rate reduction through the rate-freeze period established by Public Utilities (PU) Code Section 368(a).
     The Commission finds that the issuance of RRBs, coupled with a 10% rate reduction for residential and small commercial (a small commercial customer is defined by PU Code Section 331(h) as one whose maximum peak demand is less than 20 kilowatts) beginning on January 1, 1998, and continuing through the rate-freeze period, will lower rates residential and small commercial customers would have paid if this financing order were not adopted. Therefore, subject to conformation in an issuance advice letter that the structure and pricing terms for the RRBs result in net present value benefits, the Commission authorizes Southern California Edison Company's (Edison's) participation in the transaction described in its application. Upon issuance of RRBs, the Commission requires Edison to provide a 10% rate reduction (from June 10, 1996 rates) to residential and small commercial customers on January 1, 1998, to remain in effect for the remainder of the rate-freeze period. In the event that Edison concludes that RRBs cannot be issued in time to commence the rate reduction on January 1, 1998, we expect Edison to so advise the Commission, and submit a revised application for approval of a cost recovery plan that accomplishes the rate reduction by January 1, 1998. This financing order will become effective only after Edison files with the Commission its written consent to all terms and conditions of this financing order.

     STATUTORY OVERVIEW

     On September 23, 1996, Governor Wilson signed into law a comprehensive electric industry restructuring bill, AB 1890. Among other things, AB 1890 added
Article 5.5 to the PU Code (PU Code SS 840-847) to authorize electrical corporations to recover certain transition costs (Financed Transition Costs) through the issuance of a new type of asset-backed security (ABS), known as RRBs(1). Edison was required to apply to the Commission for a financing order no later than June 1, 1997. (PU Code
(S)841(a).)

     If the Commission approves an application for a financing order, AB 1890 requires residential and small commercial customers to repay the principal interest and related costs of the RRBs through separate, nonbypassable charges called fixed transition amounts (FTA) charges. FTA charges are generally defined in AB 1890 as the nonbypassable rates authorized by the Commission in a financing order to recover the costs of providing, recovering, financing or refinancing transition costs, including the costs of issuing, servicing and retiring RRBs. Residential and small commercial customers will pay the FTA charges as a usage-based, cents-per-kilowatt-hour component of their monthly bills.

     AB 1890 designates the right to be paid the nonbypassable FTA charge revenues that will be collected from residential and small commercial customers as an irrevocable property right This property right is defined in AB 1890 as transition property. Upon the issuance of RRBs, the right to recover FTA charges is irrevocable, and cannot be rescinded by either the Commission or the State of California.

     AB 1890 also requires the establishment of a true-up mechanism to periodically adjust the FTA charges to ensure that they remain sufficient to recover, in a timely manner, the scheduled RRB principal, including an overcollateralization amount, interest and ongoing costs (hereinafter, FTA charge True-Up Mechanism).

     AB 1890 provides for the RRBs to be issued by the California Infrastructure and Economic Development Bank (Infrastructure Bank), one or more special-purpose trusts (SPT) that are authorized by and subject to the oversight of the Infrastructure Bank, or another financing entity (Issuer) approved by the Infrastructure Bank. Edison has

--------------
(1) AB 1890 generally defines transition costs as the costs and categories of costs for generation-related assets and obligations, consisting of generation facilities, generation-related regulatory assets, nuclear settlements, and power purchase agreements that may become uneconomic as a result of a competitive generation market. Transition costs also include the cost of refinancing or retiring of debt or equity capital of an electrical corporation, and associated federal and state tax liabilities. (PU Code (S)840(f).)

submitted applications to the Infrastructure Bank for approval of the Issuer, and for approval of the terms and conditions of the RRB transaction.

     RATE REDUCTION BOND TRANSACTION

          PROPOSED STRUCTURE OF THE TRANSACTION

          Edison has provided a general description of the transaction structure in its application and prepared testimony. This proposed structure is subject to modification, depending upon marketing of the RRBs and negotiations with the nationally recognized credit rating agencies, which will be asked to rate the RRBs. The final structure will be determined by the Infrastructure Bank and the Issuer at the time the RRBs are marketed and after input from the rating agencies and the underwriters.(2)

          As described in Edison's application, the principal asset to be used to support the RRBs is transition property. Edison will form a Special Purpose Entity (SPE), a bankruptcy-remote business entity, wholly-owned by Edison, and will contribute equity (approximately 1/2% of the total RRB principal amount) to it. Edison will transfer the transition property to the SPE.

         The SPE will issue debt securities (SPE Debt Securities). The debt securities will either be RRBs, or will be pledged for and will substantially mirror the terms and conditions of the RRBs issued by another financing entity.
(3) The transition property, the equity of the SPE, and the rights of the SPE will be pledged as collateral to secure the SPE Debt Securities.

          The Issuer will issue RRBs to investors in the form of notes or certificates representing beneficial ownership interests in the SPE Debt Securities. The RRBs may be secured by a statutory lien on the transition property to the extent provided by the PU Code. It is anticipated that the RRBs will be issued in a few large transactions, and that

---------------
(2) The Commission has traditionally allowed utilities flexibility as to the structure of debt issued. While this decision does not authorize the issuance of debt of Edison, the Commission's decision in this application is consistent with that precedent.

(3) The SPE Debt Securities may bear a fixed rate of interest and the RRBs may bear a floating rate of interest, with the difference covered by a swap contract.

each issuance may have several classes. The longest term bonds will have expected repayment terms of approximately ten years, with legal maturities up to three years beyond the expected repayment term. If the RRBs are issued by a financing entity other than the SPE, the proceeds from the issuance will be transferred from the Issuer to the SPE, which will then transfer such proceeds to Edison in consideration for the transfer of the transition property. If the RRBs are issued directly by the SPE, the SPE will then transfer such proceeds to Edison in consideration for the transfer of the transition property.

          TIMING OF TRANSACTION AND AMOUNT OF FINANCED TRANSITION COSTS

          In order to commence the rate reduction on January 1, 1998, Edison must also receive necessary approvals from the Infrastructure Bank. Assuming the other contingencies described in Edison's application have been resolved, and market conditions are such that the transaction provides a sufficient revenue requirement reduction to support a 10% rate reduction during the rate-freeze period and to result in net present value benefits, the SPE Debt Securities and RRBs will be issued in the fourth quarter of 1997. If Edison concludes that RRBs cannot be issued in time to commence the rate reduction on January 1, 1998, we expect Edison to so advise the Commission by letter to the Executive Director, indicating how Edison proposes to proceed (including, if appropriate, a revised application for approval of a cost recovery plan).

          AMOUNT OF FINANCED TRANSITION COSTS

          To authorize recovery of transition costs through the proposed financing, we note that the transition costs referred to in PU Code (S)841(a) are defined in PU Code (S)840(f). The uneconomic costs described in PU Code
(S)367 include transition costs. Edison's application does not include the costs of refinancing or retiring of debt or equity referred to in the last sentence of PU Code (S)840(f). Requests, if any, for recovery of such uneconomic costs pursuant to PU Code Section 367 will be made in another proceeding.

          The estimate of total uneconomic costs pursuant to PU Code Section 367 is sufficiently large to warrant issuance of the RRBs in the requested amounts. Edison estimates transition costs to be as much as four times greater than the aggregate principal amount of the proposed issuance of RRBs. Most of those uneconomic costs (including qualifying facility capacity prices and nuclear sunk costs) are neither in dispute in proceedings pursuant to PU Code Section 367, nor sensitive to market prices. Thus, the Commission concludes that transition costs in sufficient amounts currently exist. Any concern regarding the sufficiency of available transition costs is mitigated by the fact that if such estimates are in error, the rate-freeze period will end early and residential and small commercial customers will receive credit for any excess savings produced by the financing through the ratemaking mechanisms set forth in Edison's application and discussed in this financing order.

          Edison is authorized to recover a portion of its transition costs from the proceeds of SPE Debt Securities and RRBs in an aggregate principal amount of up to $3.0 billion, as necessary to provide the 10% rate reduction to residential and small commercial customers. In determining the appropriate size of initial issuances, Edison shall use the bond sizing model presented in its prepared testimony as appendix SCE-1-A to Exhibit SCE-1 in this proceeding as applied to the structure and terms of RRBs actually issued and described in one or more issuance advice letters. Issuance advice letters shall become effective five business days after filing. The form of issuance advice letter in Appendix A to this financing order shall be used.

          In addition, as is described below, higher than currently forecasted sales to residential and small commercial customers during the rate-freeze period could lead to the need to issue RRBs in addition to those reflected in the initial issuance. Such additional issuances are authorized, up to the aggregate total amount of $3.0 billion (to the extent not included in the initial issuance of RRBs) and shall be initiated during the rate-freeze period based on Edison's assessment of whether the revenue requirement reduction resulting from the RRB transaction (as measured by the Rate Reduction Bond Memorandum Account) is adequate to support the 10% rate reduction over the rate-freeze period. These issuances, if needed, shall be implemented and reflected in FTA charges by future issuance advice letter filings. Conversely, if the revenue requirement reduction produced by the RRB transaction exceeds the amount needed for the 10% rate reduction, residential and small commercial customers will receive the excess amounts reflected in the Rate Reduction Bond Memorandum Account, plus interest as discussed below, after the rate-freeze period ends, through an adjustment to rates.

          ISSUANCE COSTS

          In accordance with PU Code (S)840(d), "the costs of providing, recovering, financing, or refinancing the transition costs through a plan approved by the commission in the financing order, including the costs of issuing, servicing, and retiring rate reduction bonds" are recoverable through the FTA charges. Thus, Edison proposes to finance such costs by the issuance of RRBs. Edison estimates the issuance costs associated with the transaction to be approximately $21.5 million, based on an issuance of $2.6 billion aggregate principal amount of RRBs, or less than one percent of the RRB issuance amount. These costs include underwriters fees and expenses, legal fees, rating agency fees, Securities and Exchange Commission (SEC) registration fees, accounting fees, trustees fees, Infrastructure Bank fees, printing fees and miscellaneous costs.(4) These costs will be recovered by Edison in the RRB transaction and will be paid out of the proceeds of the issuance of the RRBs, or to the extent prior payment is required, will be paid by Edison, as seller and servicer under the transaction documents for the RRBs, and reimbursed through the proceeds of the RRBs. We shall limit the aggregate costs of issuance to $21.5 million for the first $2.6 aggregate principal amount of RRBs and 1% for the next $400 million aggregate principal amount of RRBs. Any costs that are approved by the Infrastructure Bank or STO shall be paid prior to costs that are not subject to approval by the Infrastructure Bank or STO.

          ONGOING TRANSACTION COSTS

          The primary ongoing transaction cost will be the servicing fee paid to Edison or a substitute servicer for servicing the RRBs. In order to support the SPE's
------------
(4)The Infrastructure Bank or State Treasurer's Office (STO) will approve bond counsel fees, underwriter fees, underwriter counsel fees, bond trustee fees, Infrastructure Bank fees, rating
                                              Footnote continued on next page
legal status separate and apart from Edison, the servicing fee paid to Edison must be market-based. The servicing fee will be a part of the servicing agreement and will be included in the determination of the FTA charges.

          The full amount of the market-based servicing fee will be included in the FTA charges. However, as long as Edison is servicer, Edison proposed a ratemaking mechanism which will provide a credit, after the rate-freeze period, to residential and small commercial ratepayers in Edison's Rate Reduction Bond Memorandum Account equal in value to any amounts it receives as compensation, excepting only amounts needed to cover incremental, out-of-pocket costs and expenses incurred by Edison to service the RRBs. These types of expenses would include required audits related to Edison's role as servicer, and legal and accounting fees related to the servicing obligation. Thus, the only net ratemaking impact will be such incremental expenses. To the extent these expenses occur, and are included in the adjusted FTA charges, they may be reviewed in a subsequent Edison Revenue Allocation Proceeding or successor ratemaking proceeding.

          It is anticipated that there will be a small amount of additional, ongoing costs associated with the RRB transaction, such as trustees fees and other administrative costs. These costs will also be recovered through the FTA charges.

          FTA CHARGES

          To facilitate the transaction, the Commission will ensure that residential and small commercial customer rates necessary to repay the RRBs, i.e., FTA charges, are implemented when the RRBs are issued and that expeditious procedures are adopted to establish and to adjust FTA charges. Therefore, five business days in advance of issuance of the RRBs, Edison is authorized to file an issuance advice letter with the Commission. There may be more than one RRB issuance, and a separate issuance advice letter will be necessary for each. The issuance advice letter will describe the actual

-------------------------------------------------------------------------------
agency fees, SEC registration fees, printing fees, and other expenses related to the sale of the RRBs to which the Infrastructure Bank or STO is a party.

structure of the RRB transaction it covers, as approved by the Infrastructure Bank, the total principal amount and the pricing of RRBs being issued under its terms. It will also describe the FTA charges associated with the RRB issuance to be reflected in Edison's tariffs, which will be calculated using the methodology and formulas proposed in Edison's application as adopted in this financing order based on market conditions at the time the RRBs are priced. To confirm that the actual terms of the RRBs are forecast to result in lower rates for residential and small commercial customers than without the RRBs at the time the RRBs are issued, the Commission will require Edison to provide a net present value calculation of such benefits, using the methodology contained in Edison's prepared testimony as Appendix SCE-A to Exhibit SCE-1, applied to the actual structure and terms of the RRBs in the issuance advice letters. So long as the terms and structure result in positive net present value benefits, Edison is authorized to undertake the RRB transaction.

          The FTA charges for residential and small commercial customers, calculated using the methodology contained in Edison's prepared testimony, shall become effective five business days after the issuance advice letter is filed. This procedure is reasonable because the bond sizing model and the FTA charge calculations have been examined and found reasonable in this proceeding and because Edison will use the pro forma issuance advice letter contained in Appendix A to this financing order. The transition property relating to the FTA charges will then constitute a current property right, as required for the issuance of the RRBs, and will continuously exist thereafter for all purposes.

          Edison (or a substitute servicer) will remit FTA charges collected during the prior month to a trustee (the Trustee) appointed under an indenture or pooling and servicing agreement in connection with the related transition property. The Trustee will deposit these remittances to a collection account. Once each quarter, the Trustee will release money from the collection account to pay servicing compensation and the other SPE and Trustee expenses, as well as accrued interest and principal in respect of the SPE Debt Securities and the RRBs.

     FTA charges will be set at a level intended to recover scheduled interest and principal on the RRBs, in accordance with the amortization schedule for the RRBs determined at the time of issuance, plus an overcollateralization amount as well as related financing costs and fees, including servicing fees, based on assumptions including sales forecasts, charge-offs, and lags between FTA charge billing and collection. If SPE Debt Securities and RRBs are redeemed prior to the scheduled maturity dates in connection with a sale of transition property by the Trustee upon an event of default, or in connection with the exercise of an optional "clean-up" call, FTA charges will be set as if the SPE Debt Securities and RRBs remained outstanding to their scheduled maturity. The FTA charges shall remain in effect until the owner of the transition property, or its assignee, has received FTA charges sufficient to cover the overcollateralization amount, and to pay the principal amount, plus interest and other ongoing costs.

     During the rate-freeze period, FTA charges will not increase residential and small commercial customers' rates. This will be accomplished by reducing residual competition transition charges (CTCs) by an amount equal to the FTA charges so that total rates, which reflect the 10% rate reduction, are not impacted by this additional charge during the rate-freeze period. Other customers' rates are subject to the June 10, 1996 total rate level freeze during the rate-freeze period. After the rate-freeze period, the FTA charges will be added to residential and small commercial customers' rates until the RRBs are retired, as is contemplated by AB 1890.

     FTA CHARGE TRUE-UP MECHANISM

     Although this financing order and the designated FTA charges are irrevocable, the Commission must approve adjustments to the FTA charges as necessary to ensure timely recovery of all transition costs that are the subject of this financing order, as well as the costs of capital associated with the provision, recovery, financing, or refinancing of transition costs, including costs of issuing, servicing, credit enhancing (including through overcollateralization as a cost of financing), and retiring the RRBs. (PU Code
(S)841(c).) As is provided for in AB 1890, the Commission must establish a procedure for the expeditious approval of periodic adjustments to the FTA charges. (PU Code (S) 841(e).)

          Edison proposes to adjust FTA charges by an FTA charge True-Up Mechanism at least annually to keep actual principal amortization in line with the expected schedule which is established at the time of offering. The calculation will reflect the debt service revenue requirement. To the extent there are any previous under- or over-payments to the Trustee, the revised FTA charges will be established to return the outstanding balance of the RRBs to the originally projected balance within 12 months of the adjustment.

          Edison's proposed FTA charge adjustment mechanisms are consistent with AB 1890 and are reasonable. The forms of advice letters for both the annual and the quarterly routine FTA charge True-Up Mechanisms are included in Appendix A to this financing order.

          ROUTINE FTA CHARGE TRUE-UP MECHANISM

          As servicer, Edison shall file routine True-Up Mechanism advice letters annually, at least 15 days before the end of the calendar year, with the option of filing quarterly routine True-Up Mechanism advice letters, if needed. Edison may file a routine FTA charge True-Up Mechanism advice letter at least
15 days before the end of any calendar quarter (including calendar year end), with the resulting changes to the FTA charges to be effective on the first day of the next calendar quarter. For these adjustments, the trued-up FTA charges will be calculated using the methodology described in Edison's prepared testimony, based on updated forecasts of kWh sales, uncollectibles, and the timing of collections if necessary.

          Edison proposes to adjust the FTA charges at least annually, and as often as quarterly with a trigger mechanism based on a specified variance between the actual principal balance (based on the amounts actually received by the Trustee) and the projected principal balance. The actual criteria for the quarterly true-up trigger are to be established in the servicing agreement, based on input from rating agencies. At a minimum, there will be a required annual adjustment to track the expected decline in

FTA charges over time as interest charges decrease with declining amounts of principal outstanding.

          NONROUTINE FTA CHARGE TRUE-UP MECHANISM

          As Edison points out, it is not possible at this time to anticipate all eventualities that might require an adjustment to the formulas used to calculate FTA charges. Therefore, Edison may also request nonroutine changes to the FTA charges, as is necessary to ensure the timely recovery of RRB principal, including an overcollateralization amount, and interest. These nonroutine FTA charge True-Up advice letters must be filed at least 90 days before the end of a calendar quarter, with the resulting changes to be effective on the first day of the next calendar quarter. In contrast to the issuance advice letters and the routine true-up adjustment mechanism, these filings may require a Commission resolution because such filings may involve changes to the basic FTA charge calculation methodology contained in Edison's prepared testimony. The Energy Division will advise Edison by the 45th day after Edison files a nonroutine FTA charge True-Up Mechanism advice letter if there are any modifications to the calculation methodology the Energy Division believes are necessary. If the Energy Division and Edison cannot resolve any differences, then the Commission will issue a resolution to decide any issues. However, the Commission will issue such a resolution before the 90-day period has elapsed. In the absence of notice by the Commission that the Energy Division believes modifications to the calculation methodology are necessary, Edison will be authorized to implement the FTA charge adjustments it has proposed in its nonroutine True-Up Mechanism advice letter on the 90th day after the filing.

          DETERMINATION OF NEED FOR FTA CHARGE ADJUSTMENT ON
          ANNIVERSARY OF FINANCING ORDER

          AB 1890 requires the Commission to determine, on each anniversary date of the issuance of the financing order, whether the FTA charges need to be adjusted. (PU Code (S)841(e).) Therefore, at least 15 days before each anniversary date of the issuance of this financing order, Edison will file an FTA charge True-up advice letter stating whether an adjustment to the FTA charges is necessary.
The Commission will make the appropriate finding on the anniversary date, with any necessary changes to be approved within 90 days of the financing order anniversary date. Due to administrative convenience, and the other adjustment options authorized herein, it is expected that Edison will avail itself of annual and quarterly routine and nonroutine FTA charge True-Up Mechanisms, if possible, to place into effect all necessary adjustments to the FTA charges.

          TRANSITION PROPERTY

          Transition property is contemplated to be transferred to an SPE, bankruptcy-remote from Edison, which then will issue SPE Debt Securities to the Issuer. These structural elements are expected to enable the RRBs to receive a credit rating superior to Edison's. The transition property used to secure the RRBs will be a property right created by AB 1890. (PU Code (S) 841(f).) Thus, the Commission finds that upon the effective date of each issuance advice letter associated with this financing order, all of the transition property identified in such advice letter constitutes a current property right and shall thereafter continuously exist as property for all purposes. The transition property shall, without limitation, include (1) the right, title and interest in and to the FTA charges set forth in the issuance advice letter, as adjusted from time to time,
(2) the right to be paid the total amount set forth in the issuance advice letter, (3) the right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the FTA charges, and (4) the right, title and interest in and to all rights to obtain adjustments to the FTA charges under the FTA charges True-Up Mechanism.

          In addition, in accordance with AB 1890, the Commission finds that the holders of the transition property are entitled to recover FTA charges in amounts equal to the scheduled principal amounts for the SPE Debt Securities (which will equal the scheduled principal payment amounts for the RRBs), all interest thereon, the overcollateralization amount and all related fees, costs and expenses.

      SALE OF TRANSITION PROPERTY TO THE SPE

      The Commission approves the sale by Edison of the transition property identified in issuance advice letters to one or more SPEs, and finds that upon approval by the Infrastructure Bank, such SPEs constitute financing entities for all purposes of AB 1890. Upon the sale of the transition property identified in an issuance advice letter to the SPE, the SPE will have all of the rights originally held by Edison with respect to the transition property, including, without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the transition property, notwithstanding any objection or direction to the contrary by Edison. Any payment by any such customer to the SPE shall discharge the customer's obligations in respect of the transition property to the extent of the payment, notwithstanding any objection or direction to the contrary by Edison.

      By means of this financing order, the Commission approves the sale of transition property created by an issuance advice letter from Edison to the SPE identified in the related issuance advice letter. The Commission also finds that any such SPE is, to the extent so approved by the Infrastructure Bank, a financing entity as defined by AB 1890.

      ISSUANCE AND TRANSFER OF SPE DEBT SECURITIES, AND ISSUANCE OF RRBs

      The Commission approves the issuance by any such SPE of SPE Debt Securities, on terms approved by the Infrastructure Bank, with the terms to mirror substantially the terms of the RRBs, to the Issuer identified in the related issuance advice letter. The Commission also approves any such SPE's pledging of its right, title and interest in and to the transition property as security for its SPE Debt Securities.

      The Commission approves the issuance by any such Issuer of RRBs, on terms authorized by the Infrastructure Bank. The Commission also approves any such Issuer's pledging of its right, title and interest in and to its SPE Debt Securities, and all security therefor, as security for the Issuer's RRBs if the RRBs are issued as debt securities.

      RATE REDUCTION AUTHORIZATION

      Contingent upon timely and sufficient issuance of RRBs, the Commission requires Edison to provide a 10% rate reduction from June 10, 1996 rate levels to its residential and small commercial electric customers, consistent with our decision (D.) 96-12-077 and Edison's cost recovery plan approved thereby. Subject to these conditions, the rate reduction is to go into effect on January 1, 1998, and to remain in effect for the remainder of the rate-freeze period, i.e., until Commission-authorized uneconomic costs pursuant to PU Code Section 367 have been fully recovered, but no later than March 31, 2002. (D.96-12-077, pp.9,35.)

      Edison's proposed method to provide the 10% reduction to eligible customers, via a bill credit, results in the same bills for these customers as would a reduction implemented via a reduction in each component of the customers' rates. Therefore, it is consistent with AB 1890, which generally refers to rate reductions. Edison proposes to use the bill credit for administrative convenience.

      Additionally, it is easier to provide the reduction to direct access customers via a bill credit. The bill credit can be calculated under the assumption that the customer is a full service customer, so that the same bill reduction is received regardless of whether a customer is a direct access or full service customer.

      For these reasons we will authorize Edison to implement the 10% reduction via a bill credit.

      ELIGIBILITY

      The rate reduction applies to residential and small commercial customers as defined by AB 1890. For this purpose, Edison's eligible customers are those served on rate schedules in Edison's Domestic and General Service (GS-1) rate group. (5) Edison's proposal to address this issue, reflected in its proposed Schedule RRB, and as modified

-----------------------
(5) These include all customers on Schedules D, D-APS, D-CARE, DE, DM, DMS-1, DMS-2, DMS-3, DS, TOU-D-1, TOU-D-2, TOU-EV-1, GS-1, TOU-GS-1, TOU-EV-3, and GS-1 customers taking service on GS-APS.

below, is adopted. All other customers will neither receive the rate reduction nor be responsible for FTA charges.

      Subject to the bypass provisions discussed below, customers who no longer meet the applicability for service criteria on a rate schedule that qualifies for the 10% reduction will no longer receive the 10% bill credit, nor will they be required to continue to pay the FTA charge. (6) This provision will apply, for example, when a GS-1 customer's load grows beyond 20 kilowatts and the customer migrates to a rate schedule with a higher demand eligibility criterion, such as schedule GS-2. Edison does not expect that this provision will encourage such migration, because it is unlikely that customers will add load to increase beyond 20 kilowatts, solely for the purpose of avoiding the FTA charges. (7) This provision is consistent with the treatment of nonbypassable competition transition charges in other proceedings for customers who change rate schedules. Residential customers cannot migrate to a schedule which does not require an FTA charge.

PREVENTION OF FTA CHARGE BYPASS

      To ensure credit risks are minimized, it is necessary to take measures to prevent customers from taking advantage of the 10% rate reduction but avoiding the repayment period afterwards by switching to a schedule outside the Domestic or GS-1 rate groups. For example, a customer might take service on a GS-1 rate schedule during the rate freeze period and then switch to an agricultural and pumping rate schedule (not eligible for the rate reduction) to avoid the FTA charge once the rate-freeze period has ended. To address this concern, Edison proposes that customers who were served on a rate schedule in the GS-1 rate group as of January 1, 1998 who voluntarily switch to service on any agricultural and pumping, GS-2, or TOU-GS-2 rate schedule will

---------------------------
(6) In cases in which a customers aggregate load through master-metering or other means, the FTA charge and bill credits will continue to the individual customers.
(7) Edison does not consider migration due to load growth to constitute voluntary migration.

continue to pay the applicable FTA charge for GS-1 customers until the RRBs have been retired. Edison is authorized to file tariff modifications to achieve this result. If a customer migrates from GS-1 to GS-2 due to load growth, which makes the customer no longer eligible for GS-1, the customer should not be required to continue to pay FTA charges.

      Customers subject to the FTA charges who subsequently discontinue or reduce purchases of electricity supply and delivery services from Edison or any successor distribution utility, purchase or consume electricity supplied and delivered by sources other than Edison or any successor distribution utility, and remain physically located at the same location or are located within the historical service territory of Edison or any successor distribution utility (departing customers) will continue to be responsible for paying the FTA charges. In assessing the FTA charges for departing customers, Edison proposes to apply similar nonbypassability provisions as applicable to CTC for departing load customers. (8) Edison's proposal for collecting CTC from departing customers is described in Exhibit SCE-2 of Edison's Application (A.) 96-08-071. Edison is authorized to include comparable tariff provisions to ensure the FTA charges are nonbypassable.

      RATEPAYER BENEFITS

      Edison evaluated whether residential and small commercial customers can be expected to benefit from the RRB transaction (Assuming a 10-year amortization with level principal payment obligations, and financing $2.6 billion of transition costs) and associated 10% rate reduction. Edison did so by comparing the net present value of (1) the amount these rate payers could be expected to Pay in rates with the RRBs and rate reduction in place to (2) the amount they could be expected to pay without the RRBs and rate reduction. In our companion decision today, D.97-09-054, we determined

---------------------------
(8) The CTC exemptions specified in AB 1890 for certain irrigation districts and for load served by onsite generation after June 30, 2000 will not apply to the FTS charges.

that the rates for purpose of the second clause of the previous sentence are the rates in effect as of June 10, 1996.

      On a net present value basis, using a discount rate of 10%, Edison expects the RRB transaction and 10% rate reduction to result in net present value benefits of approximately $400 million. Based on this evidence, the Commission finds that the issuance of RRBs of ten-year expected final maturity and the implementation of the associated 10% rate reduction during the rate-freeze period will lower rates for residential and small commercial customers as is contemplated by AB 1890. To confirm this finding prior to the issuance of RRBs, issuance advice letters shall include a calculation in accordance with the bond sizing model described in Edison's prepared testimony indicating that, based on the actual structure and pricing terms (i.e., actual amortization pattern, interest rate, amount of transition costs financed, and expected maturities for the RRBs), the issuance of RRBs is expected to result in a net present value benefit to residential and small commercial customers. If such a confirmation cannot be made, then Edison should so advise the Commission and should not proceed with the transaction.

RELATED ISSUES

      As Edison describes in its testimony, there are several related issues that have a potentially significant impact on the RRB transaction. The following sections of this financing order discuss those issues.

      TAX CONSIDERATIONS

      The possibility that the Internal Revenue Service (IRS) would assess income taxes when Edison receives the initial proceeds from the RRBs, rather than when FTA charge revenues are collected, is a risk associated with financing the transition costs. In addition to having tax consequences, the economics of issuing the RRBs would be adversely affected if Edison's income tax payments associated with the FTA charges were to be accelerated and become due when the RRBs are issued rather than when FTA charges are billed.

      As a result, in February 1997, Edison submitted a ruling request to the IRS seeking confirmation that (1) the SPE Debt Securities will be treated as debt of the utility for federal income tax purposes, and (2) the FTA charges will be included in Edison's gross income in the year in which the related electrical service is provided to residential and small commercial customers and not at the time of debt issuance.

     If the receipt of RRB proceeds yields current income taxation of those proceeds, the benefits of the financing transaction would be substantially reduced. Should the IRS choose not to provide a ruling, or rule adversely, Edison would have to reassess the transaction and, if possible, modify it to reduce the risk of current taxation. If the structure of the transaction changes beyond the bounds contemplated in its Application or this financing order, Edison will take appropriate steps to modify its request with the Commission to the extent permitted by PU Code Section 841(c). If the transaction as modified does not produce net present value benefits through overall revenue requirement reductions as indicated in issuance advice letters, then the Commission cannot confirm that the transaction will lower rates for residential and small commercial customers. The requirement that issuance advice letters include a net present value benefit calculation addresses this concern.

      It its brief, Edison has indicated that it may go forward with the RRB transaction under this financing order in the absence of an IRS ruling. Edison is put on notice that if it chooses to do so, its shareholders will bear the consequences of any tax treatment, to the extent that it is more adverse than the tax treatment assumed in the NPV benefits calculation it has presented in its application.

      FINANCIAL ACCOUNTING

      The amount financed will be recorded as debt of the SPE for financial reporting purposes. Edison, the SPE, the Infrastructure Bank and the holders of the RRBs will expressly agree pursuant to the terms of the applicable documents to treat the SPE Debt Securities as debt of the SPE secured by, among other things, the transition property and the equity of the SPE for all purposes. Because the SPE is consolidated with Edison for financial reporting purposes, the amounts financed will appear as debt in Edison's consolidated financial statements. This is not expected to impact Edison's utility credit ratings, as it is expected that the rating agencies will determine that the RRBs, which are not supported by Edison's general revenue stream, do not affect Edison's creditworthiness.


                      CREDIT RATING AGENCY CONSIDERATIONS

     TRUE-SALE OPINION

     Credit rating agencies will require an acceptable opinion of bankruptcy counsel at the time the RRBs are issued for assurance that the transition property will be bankruptcy-remote from Edison. To obtain such an opinion, the transfer of the transition property from Edison to the SPE must constitute a "true sale" (i.e., if Edison were to become the subject of a bankruptcy proceeding, the transition property would not be part of Edison's bankruptcy estate and therefore would not be subject to the claims of Edison's creditors).

     AB 1890 expressly provides that certain transfers of transition property approved in a financing order and intended by the parties to constitute an absolute transfer or true sale shall be so treated for all purposes, subject to certain limited exceptions. (See PU Code (S) 844.) As contemplated by AB 1890, the RRBs will be non-recourse to any of Edison's assets, other than the SPE's equity and the transition property sold to the SPE. (PU Code (S) 842(a).)

     In furtherance of this true-sale analysis, Edison envisions that it will give sufficient notice to third parties that the transition property is owned by the applicable SPE and is not available to creditors of Edison by serving the issuance advice letters on the parties to this proceeding as well as Edison's standard advice letter service list. This decision authorizes Edison to include FTA charges as a separate line item on customers' bills.


                      ALLOCATION OF COLLECTION SHORTFALLS

     In order to preserve the bankruptcy-remote status of the transition property once it is transferred to the SPE, Edison cannot have any claim on the FTA charges, In particular, if Edison collects less than the full amount that is billed to residential and small commercial customers, it cannot favor itself over the owner of the transition property. It must allocate that shortfall appropriately between FTA charges and other charges. Such shortfalls shall be allocated between FTA charges and other Edison charges in the same proportion as the amount of FTA charges billed bears to the aggregate amount of Edison charges billed.

     CREDIT ENHANCEMENT

     Credit enhancements are mechanisms that provide investors with added assurance that they will recover their investment. Examples of credit enhancement provided by the original owner include reserve accounts, overcollateralization amounts, and True-Up Mechanisms. Examples of credit enhancement provided by third parties include bond insurance and letters of credit. It is expected that the RRB transaction will use a True-Up Mechanism authorized by AB 1890 (as described above) and overcollateralization amounts or other means of credit enhancement.

     The purpose of the overcollateralization amount is to provide security to investors and to enhance the credit rating of the RRBs by providing an additional financed amount to cover shortfalls in FTA charge collection payments to the Trustee between the final expected FTA charge true-up and the expected maturity of the RRBs. In other words, the FTA charges will be set to collect an amount slightly in excess of the payments required to amortize the RRBs as scheduled.

     The overcollateralization amount needed to satisfy the credit rating agencies will be established by the Issuer with input from the credit rating agencies prior to the time of RRB pricing. The actual amount will be approved by the Infrastructure Bank and STO. The amount will be a function of several variables but is expected primarily to be a function of the FTA charge True-Up Mechanism.

     Customers bearing the FTA charges in their rates should receive credit equal to the amount of any transition property overcollateralization not used to repay the principal and interest on RRBs. As a result, overcollateralization will not reduce customer benefits from the RRB transaction.

     The FTA charges will be set to collect any overcollateralization amount. As with other components of the FTA charges, it will be trued-up to the extent necessary using the True-Up Mechanism we adopt in this financing order. As is set forth below, any overcollateralization amount collected in excess of the amount needed to repay the principal, plus appropriate interest, of the RRBs will benefit residential and small commercial customers.

     SEQUESTRATION

     Consistent with PU Code (S) 843(e), we will agree that, in the event of a default by Edison in payment of the FTA charges to the SPE, we will, upon application by the Trustee, order the sequestration and payment to the SPE, or such other party as designated by the Trustee, of revenues arising with respect to the transition property. This will provide additional certainty that the FTA charges will benefit the owner of the transition property, and should serve to enhance the credit quality of the RRBs.

     SERVICING

     To the extent that any interest in transition property is transferred by Edison to an SPE, the Commission is required to authorize the utility to contract with the financing entity to perform servicing functions on behalf of the financing entity. (PU Code (S) 842(c).) Pursuant to a servicing agreement with the SPE and/or Issuer, Edison will act as servicer of the transition property. That is, Edison will be responsible for customer kilowatt-hour billing and usage information, and for billing and collecting the FTA charges. On a monthly or more frequent basis, Edison will remit estimated FTA charge collections, on behalf of the SPE and/or Issuer, to the Trustee. The Trustee, in turn, will make quarterly debt service payments to the RRB investors, as well as pay other ongoing costs associated with the RRB transaction. Pursuant to this decision, the Commission authorizes Edison to contract with the SPEs and/or Issuers to collect amounts in respect of the FTA charges for the benefit and account of such SPEs and/or Issuers, and to account for and remit these amounts to or for the account of such SPEs and/or Issuers. The servicing agreement will provide that Edison, as initial servicer, may not voluntarily resign its duties as servicer without obtaining the prior approval of the Commission.

          RATEMAKING

          It is necessary to incorporate the RRB transaction into Edison's ratemaking mechanisms to ensure that Edison's CTC ratemaking mechanism accomplishes its intended purpose of determining when the rate freeze should end, preventing any CTC cost shifting to large customers as a result of the 10% rate reduction and the RRBs, and providing residential and small commercial customers all of the benefits from the RRB transaction.

          TRANSITION COST BALANCING ACCOUNT

          Edison proposes a mechanism to adjust the Transition Cost Balancing Account (TCBA) to ensure it is treated as if the RRBs were not issued. The reason for this is to ensure the RRB transaction does not cause any cost shifting. It will do so by ending the rate-freeze period at the same time it would have ended in the absence of the rate reduction and RRB issuance. By ending the rate freeze at the same time it would have ended if the RRB transaction did not take place, large customers are assured that they will not pay additional transition costs. The Rate Reduction Bond Memorandum Account, discussed below, then ensures that small customers are also treated fairly under the RRB transaction.

          Edison proposes to reflect the RRB transaction in its CTC ratemaking mechanism established in D.97-06-060 by imputing a revenue credit to the ratemaking mechanism equal to the net CTC revenue reduction due to the FTA charges and the 10% rate reduction for residential and small commercial customers. With this adjustment, the balance in the CTC ratemaking mechanism may reach zero at some time during the rate-freeze period and indicate that transition costs that must be recovered before March 31, 2002, would have been recovered absent the impact of the 10% rate reduction and absent the RRBs. By doing this, customers are assured that the rate freeze ends at the same time it otherwise would have, regardless of the 10% rate reduction and the issuance of RRBs. The rate-freeze period ends when this approach, including these imputed revenues, show that transition costs have been fully recovered (or on March 31, 2002, if that comes first). Thus, large customers' responsibility for paying CTC is unaffected by the 10% rate reduction and the RRBs. All customers will still be required to pay for those transition costs eligible for recovery after December 31, 2001 pursuant to certain provisions of AB 1890.

                    RATE REDUCTION BOND MEMORANDUM ACCOUNT

                    The Rate Reduction Bond Memorandum Account will be used by Edison to make a determination if additional RRBs need to be issued (within the aggregate total amount of $3.0 billion authorized by this financing order). As the sizing model demonstrates, financing a given amount of transition costs with RRBs means that residential and small commercial customers should receive a specific amount of total savings because of the 10% rate decrease. If sales to residential and small commercial customers during the rate-freeze period are higher than was estimated in the sizing model used to determine the amount of RRBs to be issued, then these customers' total savings from the rate reduction (which is equal to the rate reduction times the total amount of sales to the customers) will be higher than was estimated when the RRBs were sized.

                    Moreover, there are several ratemaking adjustments which may need to be made to residential and small commercial customers' rates after the end of the rate-freeze period due to the RRB transaction. These include ensuring that these customers receive the full benefit of (1) the after-tax interest earnings on the FTA charges before Edison, acting as servicer, forwards them to the Trustee, (2) any increase in the value of Edison's ownership interest in the SPE due to investment income earned by the SPE and any overcollateralization amounts or other FTA charges that are released by the Trustee to the SPE and not used to make payments on the RRBs, (3) the servicing fees (less incremental expenses incurred by Edison as servicer) received by Edison, (4) FTA charges (including overcollateralization amounts) not used by the SPE to retire RRBs, (5) savings created by the transaction in excess of what has been provided through the 10% rate reduction to which residential and small commercial customers are entitled given the amount of transition costs financed through RRBs, and (6) any carrying cost savings associated with the financed taxes. Edison is to pass each of these back to residential and small commercial customers.

     Some of these adjustments relate to amounts held by the SPE. The distinction between amounts owned by the SPE and amounts owned by Edison must be respected. The SPE is distinct from Edison, and in light of bankruptcy considerations it would be inappropriate for the Commission to order that such amounts be paid by the SPE to Edison.

     The ratemaking can be accomplished, while respecting this distinction. Edison's rates charged to residential and small commercial customers will be periodically reduced while transition property remains outstanding to reflect
(1) distributions by the SPE to Edison, and (2) any increase in the value of Edison's ownership interest in the SPE. It is expected that, after payment of SPE expenses, any undistributed earnings or overcollateralization actually collected as a part of the FTA charges and returned to the SPE will result in a corresponding increase in Edison's ownership in the SPE.

     To the extent that residential and small commercial customers do not receive rate reductions during the rate-freeze period commensurate with the savings created by the RRBs, Edison will provide them with the remaining revenue requirement reductions to which they are entitled. Edison proposes that after the rate-freeze period ends, the Commission make a determination whether the amount of credit should be returned by means of a one-time bill credit or should be used to reduce otherwise applicable rates during the remainder of the term of the RRBs. This determination will be made in Edison's first Revenue Adjustment Proceeding (or its successor) which occurs after the rate-freeze period ends.

     The Utility Reform Network (TURN) and the Office of Ratepayer Advocates point out that the appropriate carrying cost for the revenue requirement reductions not provided to residential and small commercial customers during the rate-freeze period is Edison's authorized rate of return until the savings are actually passed on to those customers through lower rates.

     After the rate-freeze period ends, Edison shall consolidate any annual credit or debit amounts described above and record them in the Rate Reduction Bond Memorandum Account. Those amounts will then be consolidated annually with other pending rate changes considered in the annual Revenue Adjustment Proceeding, or successor ratemaking proceeding authorized by the Commission.

     FINDINGS OF FACT

     1. The rates that residential and small commercial customers of Edison would have paid if this financing order were not adopted are the rates in effect as of June 10, 1996.

     2. The designation of the fixed transition amounts and the issuance of up to $3.0 billion of SPE Debt Securities and RRBs in connection with such fixed transition amounts will reduce rates that residential and small commercial customers of Edison would have paid if this financing order were not adopted.

     3. Residential and small commercial customers will benefit from the issuance of rate reduction bonds and the reduction of rates provided that the net present value of fixed transition amounts and rate reductions is positive when calculated in accordance with the methodology set forth by Edison in its application and related testimony.

     4. Edison's request for recovery of a portion of its transition costs and the costs of providing, recovering, financing and refinancing transition costs in an aggregate principal amount of up to $3.0 billion from proceeds of SPE Debt Securities and RRBs, including all costs of issuance, is reasonable in relation to estimates of the total amount of such transition costs.

     5. Edison estimates the total costs of issuance to be less than $21.5 million.

     6. The owner of the transition property will have the right to recover principal, interest, and related costs (including taxes) associated with the SPE Debt Securities and the RRBs through fixed transition amounts, which are authorized by this financing order.

     7. The methodology used to calculate the FTA charges associated with rate reduction bond issuance as described in Edison's prepared testimony is reasonable.

        8. The methodology to calculate routine FTA charge adjustments as described in Edison's prepared testimony is reasonable.

        9. If residential or small commercial customers fail to pay their utility bills in full, any shortfall in revenues received must be allocated between FTA charges and Edison's charges based on the ratio of the amount of the bills relating to the FTA charges and the amount relating to Edison's charges, to avoid Edison favoring its own interests.

        10. The rate collection methods described in Edison's application to ensure that the FTA charges are nonbypassable are reasonable.

        11. The ratemaking mechanisms described in the application, including the Rate Reduction Bond Memorandum Account, FTA charges tariff language, and modifications to Edison's Preliminary Statement and Transition Cost Balancing Account are reasonable; provided, however, that balances that are to be credited to ratepayers in respect of issuances of rate reduction bonds that subsequently were determined not to be necessary in order to financing a rate reduction, should bear interest at Edison's authorized rate of return.

        CONCLUSIONS OF LAW

        1. Because the designation of the Fixed Transition Amounts and the issuance of up to $3.0 billion of SPE Debt Securities and RRBs in connection with such Fixed Transition Amounts will reduce rates that residential and small commercial customers of Edison would have paid if this financing order were not adopted, a financing order should be adopted, as required by PU Code Section 841(a).

        2. The amount of SPE Debt Securities and RRBs to be issued should be determined using the sizing methodology described in Edison's prepared testimony based on market conditions at the time of RRBs are priced.

        3. The Principal on the SPE Debt Securities and the RRBs should be repaid in substantially equal annual amounts so that FTA charges will decline over time.

        4. Consistent with Edison's showing of ratepayer benefit, the expected final maturity of the SPE Debt Securities and the RRBs should be no later than ten years from the date of issuance with a legal final maturity to be determined by the Infrastructure Bank.

     5. The Infastructure Bank and/or STO should determine the overcollateralization amount required.

     6. The Infrastructure Bank and/or STO should determine bond counsel fees, underwriter fees, underwriter counsel fees, bond trustees fees, Infrastructure Bank fees, rating agency fees, SEC registration fees, printing fees, and other expenses related to the sale of the RRBs pursuant to an agreement to which the Infrastructure Bank or the STO is a party.

     7. Costs of issuance for the first $2.6 billion aggregate principal amount of RRBs should be limited to $21.5 million and for the next $400 million aggregate principal amount, to 1%.

     8. The methodology used to calculate the FTA charges associated with rate reduction bond issuance should be as described in Edison's prepared testimony.

     9. FTA charges should be filed with the Commission in advice letters (the Issuance Advice Letters).

     10. FTA charges should be included as a separate lien item on customers' bills, if practicable.

     11. The rate collection methods described in Edison's application to ensure that the FTA charges are nonbypassable should be approved; provided, however, that customers who were served on a rate schedule in Edison's GS-1 rate group on or after January 1, 1998 (and who received a 10% rate reduction) who voluntarily switch to service on a rate schedule which is not obligated for FTA charges, should continue to pay the applicable FTA charge for GS-1 customers until the payment obligations for the rate reduction bonds have been discharged.

     12. Each Issuance Advice Letter associated with the financing order should be effective five business days after filing, upon which it should be deemed to constitute the plan approved by this financing order for purposes of PU Code
Section 841(c), and the FTA charges established thereby will constitute fixed transition amounts.

     13. Procedures are required for the expeditious approval by the Commission of periodic True-Up Mechanisms to the FTA charges (as may be necessary to ensure timely recovery of (a) the principal amount of all transition costs that are the subject of the financing order, and (b) the costs of capital associated with the provision, recovery, financing, or refinancing thereof, including the costs of issuing, servicing and retiring (including, without limitation, interest) the SPE Debt Securities and RRBs contemplated by this financing order).

     14. The methodology to calculate routine FTA charge adjustments should be as described in Edison's prepared testimony.

     15. Routine FTA charge adjustments should be filed with the Commission in routine True-Up Mechanism advice letters.

     16. Changes to FTA charges proposed by routine True-Up Mechanism advice letters should be filed with the Commission annually at least 15 days before the end of each calendar year, and the resulting adjustments to the FTA charges should be implemented at the beginning of the calendar year next following the date of such filing.

     17. Routine True-Up Mechanism advice letters should be permitted to be filed at least 15 days before the end of any calendar quarter and the resulting adjustments to the FTA charges should be implemented at the beginning of the calendar quarter next following the date of such filing. These quarterly adjustments should be required when a variance from the scheduled principal amortization schedule as set forth in the related Issuance Advice Letter triggers a requirement for such a filing.

     18. Because routine True-Up Mechanism advice letters to be filed in accordance with the adjustment calculation methodology found reasonable in this financing order are to use the pro forma FTA charge annual and quarterly True-Up Mechanism advice letters attached to this financing order as Appendix A, no protest to such advice letter filings should be allowed, and the resulting FTA charge adjustments should be effective as requested in such filings.

     19. The provisions described in Edison's application to ensure that the FTA charges are nonbypassable should be approved.

        20. Upon the effective date of each Issuance Advice Letter associated with this financing order, all of the transition property identified in such advice letter will constitute a current property right and will thereafter continuously exist as property for all purposes.

        21. The transition property identified in an Issuance Advice Letter associated with this financing order will, without limitation, include (1) the right, title and interest in and to the FTA charges set forth in such advice letter, as adjusted from time to time, (2) the right to be paid the total amounts set forth in such advice letter, (3) the right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from such FTA charges, and (4) all rights to obtain adjustments to such FTA charges under the True-Up Mechanisms.

       22. The holders of the transition property will be entitled to recover fixed transition amounts in the aggregate amount equal to the principal amount of the SPE Debt Securities or the RRBs (as applicable), all interest thereon, the overcollateralization amount and all related fees, costs and expenses in respect of the scheduled payment of the SPE Debt Securities and RRBs.

       23. The Commission should approve the sale by Edison of the transition property identified in an Issuance Advice Letter to one or more SPEs, as identified in such advice letter.

       24. Upon the sale by Edison of the transition property to one or more SPEs, (1) each such SPE will have all of the rights originally held by Edison with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of such transition property, notwithstanding any objection or direction to the contrary by Edison and (2) any payment by any customer to such SPE will discharge such customer's obligations in respect of such transition property to the extent of such payment, notwithstanding any objection or direction to the contrary by Edison.

       25. Upon the sale by Edison of the transition property to one or more SPEs, Edison will not be entitled to recover the FTA charges associated with such transition property other than for the benefit of the holders of the SPE Debt Securities and the RRBs, in accordance with Edison's duties as servicer.

     26. Each SPE identified in an Issuance Advice Letter, upon approval by the Infastructure Bank, will constitute financing entities for all purposes of AB 1890.

     27. The pledge by the SPE identified in an Issuance Advice Letter of such SPE's right, title and interest in and to the transition property and such SPE's other assets as security for the SPE Debt Securities should be approved.

     28. Each Issuer, identified in an Issuance Advice Letter and approved by the Infrastructure Bank, is approved to issue RRBs directly or indirectly through the SPE on terms to be approved by the Infrastructure Bank. The aggregate principal amount of RRBs related to all such Edison Issuance Advice Letters associated with this financing order should not exceed $3.0 billion.

     29. To the extent stated in an Issuance Advise Letter, the Commission should approve the pledging by the Issuer, as security for the RRBs, of such Issuer's right, title and interest in and to the SPE Debt Securities and all security therefor.

     30. Any default under the documents relating to the SPE Debt Securities or the RRBs will entitle the holders of the SPE Debt Securities or RRBs or the trustees or representatives for such holders to exercise any and all rights or remedies such holders or such trustees or representatives therefore may have pursuant to any statutory lien on the transition property.

     31. In the event of default by Edison in payment to or for the benefit of the SPE of the FTA charges, the Commission, upon application by (1) the holders of the SPE Debt Securities or the RRBs and the trustees or representatives therefor as beneficiaries of any statutory lien permitted by the PU Code, (2) the SPE or its assignees, (3) the Issuer, or (4) pledgees or transferees, including transferees under PU Code Section 844, of the transition property, should order the sequestration and payment to or for the benefit of the SPE or such other party of revenues arising with respect to the transition property.

       32. For purposes of eligibility to receive the rate reduction and responsibility to pay for FTA charges, Edison's residential and small commercial customers should be determined as described in Edison's prepared testimony.

       33. The ratemaking mechanisms described in the application, including the Rate Reduction Bond Memorandum Account, FTA charges tariff language, and modifications to Edison's Preliminary Statement and Transition Cost Balancing Account should be approved; provided, however, that balances that are to be credited to ratepayers in respect of issuances of rate reduction bonds that subsequently were determined not to be necessary in order to finance a 10% rate reduction from the rates in effect as of June 10, 1996, should bear interest at Edison's authorized rate of return.

       34. Edison should not voluntarily resign as initial servicer without the prior approval of the Commission.

                                     ORDER

       IT IS ORDERED that

       1. The application of Southern California Edison Company (Edison) for a financing order pursuant to Public Utilities (PU) Code Section 841(a) is approved subject to the terms and conditions stated in the following ordering paragraphs.

       2. Edison may recover an aggregate total principal amount of three billion dollars ($3.0 billion) in transition costs, as defined by PU Code
Section 840(f), which may be recovered through fixed transition amounts (FTA) as defined by PU Code Section 840 (d), to the extent of the sum of the principal amount of (i) related rate reduction bonds, as defined by PU Code Section 840(e),issued by a financing entity, as defined by (PU) Code Section 840(b) and
(ii) the transition property, as defined in PU Code Section 840(g), pledged as overcollateralization for the issuance of such rate reduction bonds.

       3. Edison may sell and assign all or portions of its interest in transition property arising from or constituting the FTA that are the subject of this financing order to one or more affiliates of Edison, of the character described in the application as a Special Purpose Entity (SPE). Upon the sale by Edison of the transition property to one or more SPEs, (1) such SPE shall have all of the rights originally held by Edison with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of such transition property, notwithstanding any objection or direction to the contrary by Edison and (2) any payment by any customer to such SPE shall discharge such customer's obligations in respect of such transition property to the extent of such payment, notwithstanding any objection or direction to the contrary by Edison. Upon the sale by Edison of the transition property to one or more SPEs, Edison shall not be entitled to recover the FTA charges associated with such transition property other than for the benefit of the holders of the SPE debt securities and the related rate reduction bonds in accordance with Edison's duties as servicer with respect to such rate reduction bonds.

     4. The initial FTA charges for such transition property shall be filed with the Commission in advice letters substantially in the form attached to this financing order as Appendix A as a pro forma Issuance Advice Letter, which shall not be subject to protest, which shall be completed in accordance with the methodology described by Edison in its application and supporting testimony, which shall state that the net present value of benefits to ratepayers is a positive number, and which shall be effective five business days after filing with the Commission, whereupon each such Issuance Advice Letter shall be deemed to constitute the plan approved by this Commission within the meaning of PU Code
Section 840(d).

     5. Edison or an SPE may sell or assign all or portions of its interest in such transition property to one or more financing entities.

     6. Edison or an SPE may pledge all or portions of its interest in such transition property to one or more financing entities, and an SPE may pledge any other asset, to secure debt securities of the related SPE that are not themselves rate reduction bonds but substantially mirror the financial terms and conditions of the rate reduction bonds issued in connection with such pledge; provided, that, subject to the approval of the California Infrastructure and Economic Development Bank (Infrastructure Bank), in the case of rate reduction bonds bearing a variable rate of interest, such debt securities may pay a fixed rate of interest.

       7. One or more financing entities may pledge such transition property as collateral for rate reduction bonds.

       8. One or more financing entities may issue rate reduction bonds in connection with such transition property upon the terms and conditions approved by the Infrastructure Bank; provided, however, that the principal on rate reduction bonds shall be repaid in substantially equal annual amounts and shall have expected maturities of ten years or less from the date of issuance.

       9. To the extent that any interest in such transition property is so sold or assigned, or is so pledged as collateral, Edison is authorized to continue to operate its system to provide service to its customers, and, as servicer under the transition documents associated with the related rate reduction bonds, collect amount in respect of the FTA for the benefit and account of the financing entity, and account for and remit these amounts to or for the account of the financing entity.

       10. Edison and each successor servicer shall separately state FTA charges for the purpose of each customer's bill if practicable. Otherwise, FTA charges will be stated as required for other charges described in PU Code
Section 367(a)(1)-(6).

       11. Edison and each successor servicer shall allocate amounts collected from a customer pro rata between FTA and other charges.

       12. In the event of failure of any customer to pay FTA charges, Edison is authorized to shut-off power of such customer in accordance with Commission-approved shut-off policies, at the direction of the related servicers.

       13. Edison is authorized to implement the rate collection methods described in the application to ensure that the FTA charges are nonbypassable.

       14. Edison, or a successor servicer, on behalf of the related financing entity is authorized to file routine, non-routine, and statutorily required FTA charge adjustments (True-Up Mechanisms), which shall continue until the all payments of principal and interest to which the holders of the related rate reduction bonds are entitled have been paid in full. True-Up Mechanism advice letter filings shall be in substantially the form attached to this Financing Order as Appendix A and shall be completed in accordance with the methodology described in Edison's application and supporting testimony.

     15. A non-routine True-Up Mechanism advice letter may be filed at least 90 days before the end of any calendar quarter and the resulting adjustments to the FTA charges shall be implemented at the beginning of the next calendar quarter. Non-routine True-Up Mechanism advice letters are subject to confirmation by the Commission's Energy Division. However, if the Energy Division believes modifications to such Advice Letters are needed, unless such differences are resolved between the Energy Division and Edison, or a successor servicer, or if the Commission issues a resolution to resolve any dispute, Edison, or a successor servicer, will be authorized to implement the FTA charge adjustments it has proposed on the 90th day after the filing.

     16. A True-Up Mechanism advice letter shall be filed at least 15 days before each anniversary of the issuance of this financing order. The Commission shall determine on the financing order issuance anniversary, as required by PU Code Section 841(c), whether adjustments to the FTA charges are required, with the resulting adjustments to the FTA charges, if necessary, to be implemented within 90 days of the financing order issuance anniversary.

     17. To the extent that rate reduction bonds have been issued, beginning January 1, 1998, Edison shall reduce the rate to eligible residential and (as defined in PU Code Section 331(h)) small commercial customers, from the rates that were in effect on June 10, 1996 by providing a 10% bill credit. For such purpose, eligible customers shall include all residential customers, commercial customers in the Domestic and General Service (GS-1) rate groups.

     18. In the event that Edison concludes that rate reduction bonds cannot be issued on time to commence the rate reduction on January 1, 1998, Edison shall submit a revised application pursuant to PU Code Section 368 for approval of a cost recovery plan that provides for a 10% rate reduction for residential and small commercial customers, as of January 1, 1998.

     19. Edison is authorized to establish by advice letter filing, the Rate Reduction Bond Memorandum Account, FTA charges tariff language, and modifications to

Edison's Preliminary Statement and Transition Cost Balancing Account as described in the application; provided, that balances that are to be credited to ratepayers in respect of issuances of rate reduction bonds that subsequently were determined not to be necessary in order to finance a 10% rate reduction from the rates in effect as of June 10, 1996, should bear interest at Edison's authorized rate of return.

       20. Edison shall not voluntarily resign as initial servicer without the prior approval of the Commission.

       21. This financing order shall become effective in accordance with its terms and conditions only when Edison files with the Commission its written consent to all terms and conditions of this financing order.

       22. This financing order shall be void and of no force or effect if Edison does not file its written consent to all terms and condition of this financing order on or prior to November 3, 1997.

       23. On or after the effective date of this financing order, upon request of the Infrastructure Bank or the State Treasurer's Office (STO), or both of them, the President of the Commission, a Commissioner assigned to this application, the Executive Director of the Commission, his nominee in a notice filed in this docket, or any of them, are hereby authorized and directed, for and on behalf of and in the name of the Commission to execute and deliver a certificate to the Infrastructure Bank or the STO or both of them, that attaches a true, correct, and complete copy of this financing order and certifies such copy to be the act and deed of this Commission, and the recipient of such certificate may relay upon such certificate for all purposes in connection with the issuance of any series of rate reduction bond authorized by this financing order. Thereafter, upon request of the Infrastructure Bank or the STO, or both of them, the President of the Commission, a Commissioner assigned to this application, the Executive Director of the Commission, his nominee in a notice filed in this docket, or any of them, are hereby authorized and directed, for and on behalf of and in the name of the Commission to execute and deliver a certificate to the Infrastructure Bank or the STO, or both of them, to certify that this financing order has not been altered, rescinded, amended, modified, revoked, or supplemented as of the date of the closing of any issuance of rate reduction bonds authorized by this financing order.

     24. Application 97-05-018 is closed effective at the close of business on November 3, 1997 or upon filing of Edison of its consent to the terms and conditions of this financing order, whichever first occurs.

     Dated September 3, 1997, at San Francisco, California.

                                                  P. GREGORY CONLON
                                                          President
                                                  JESSIE J. KNIGHT, JR.
                                                  HENRY M. DUQUE
                                                  JOSIAH L. NEEPER
                                                  RICHARD A. BILAS
                                                      Commissioners

                                  APPENDIX A
                                   PRO FORMA
                                   ISSUANCE
                                 ADVICE LETTER

                                    [date]

ADVICE______-E
(U39E)

PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA ENERGY DIVISION

SUBJECT:     Issuance Advice Filing for Rate Reduction Bonds

Pursuant to California Public Utilities Commission (CPUC) Decision No. 97-09-056 (Decision), Ordering Paragraph No. 4, Southern California Edison Company (Edison) hereby transmits for filing, on the pricing date of this series of Rate Reduction Bonds, the initial FTA charges for the series. This Issuance Advice Filing is for the Rate Reduction Bonds series ________ class(es)_________.

PURPOSE
-------

This filing establishes initial FTA charges for rate schedules for residential and eligible small commercial customers. This filing also establishes the Transition Property to be sold to the Transition Property Owner (SPE).

BACKGROUND
----------

In Decision No. 97-09-056, the Commission authorized Edison to file Issuance Advice Letters when pricing terms for Rate Reduction Bonds have been established. Issuance Advice Letter filings are those in which Edison uses the bond sizing methodology and FTA charge formulas found reasonable by the Commission in Decision No. 97-09-056 to establish initial FTA charges for a series of Rate Reduction Bonds. Using the methodology approved by the Commission in Decision No. 97-09-056, this filing establishes FTA charges.

Because this series of Rate Reduction Bonds is being issued prior to January 1, 1998, to preserve the rate freeze mandated by AB 1890, concurrent with the implementation of the FTA charges, the Energy Cost Adjustment Clause rate component will be reduced by an amount equal to the FTA charges so that total rates remain frozen.

ISSUANCE INFORMATION
--------------------

     Rate Reduction Bond Name:_________
     Rate Reduction Bond Issuer:_________
     Transition Property Owner (SPE):_________
     Trustee(s):_________
     Closing Date:_________
     Bond Rating:________
     Amount Issued:_________
     Issuance Costs:_________
     Issuance Costs Approved by Infrastructure Bank or STO:_________
     Issuance Costs as a Percent of Amount Issued:_________
     Cumulative Aggregate Cumulative Issuance Costs for all Series:_________ Transition Costs Financed:_________
     Coupon Rate(s):_________
     Call Features:_________
     California Tax Exempt (yes/no):_________
     Expected Principal Amortization Schedule: See Attachment 1
     Expected Final Maturity:_________
     Legal Final Maturity:_________
     Distributions to Investors (monthly or quarterly):_________
     Annual Servicing Fee as a percent of the issuance amount:_________ Overcollateralization amount for the series:_________
     Pledges by Issuer of SPE Debt Securities and all security therefor:______

Quarterly Variance Trigger Mechanism
------------------------------------

Each quarter the servicer will compare the actual FTA outstanding balance with the expected FTA outstanding balance as set forth in Attachment 2. If the variance is greater than_______%, a change to the FTA charges will be requested via a True-Up Mechanism Advice Letter in accordance with Decision No. 97-09-056.

Confirmation of Ratepayer Benefits
----------------------------------

Decision No. 97-09-056 requires Edison to demonstrate, using the bond sizing model found reasonable in that Decision, that the actual pricing terms of the Rate Reduction Bonds result in net present value benefits. Attached to this Advice Filing is a spreadsheet calculation which shows expected net present value benefits of $___million for this series of Rate Reduction Bonds.

FTA Charges
___________

Table I below shows the current assumptions for each of the variables used in the FTA charges calculation.


                                    TABLE I

                         INPUT VALUES FOR FTA CHARGES

Monthly residential kWh sales
Monthly eligible small commercial kWh sales
Percent of revenue requirement allocated to residential customers
Percent of revenue requirement allocated to eligible small commercial customers
Percent of residential customers' revenue written off
Percent of eligible small commercial customers' revenue written off
Percent of residential customers' billed amounts expected to be uncollected Percent of small commercial customers' billed amounts expected to be uncollected Percent of billed amounts collected in current month
Percent of billed amounts collected in second month after billing
Percent of billed amounts collected in third month after billing
Percent of billed amounts collected in fourth month after billing
Percent of billed amounts collected in fifth month after billing
Percent of billed amounts collected in sixth month after billing
Monthly ongoing transaction expenses
Expected FTA outstanding balance as of ___/___/___

Table II shows the initial FTA charges calculated for residential and eligible small commercial customers. The FTA calculations are shown in Attachment 3.



                                   TABLE II
                Residential Customer FTA Charge         c/kWh
                Eligible Small Commercial Customer
                FTA Charge                              c/kWh


Attached are proposed changes to Part I of Edison Preliminary Statement to show FTA charges to be effective__________ [year].

Transition Property
-------------------

Transition property is the property described in Public Utilities Code (S)840(g) relating to the FTA charges set forth herein, including, without limitation, all of the following:

(1) The right, title and interest in and to the FTA charges set forth herein, as adjusted from time to time.


(2)   The right to be paid the total amounts shown on Attachment 2.

(3) The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the FTA charges, set forth herein.

(4) All rights to obtain adjustments to the FTA charges under the True-Up Mechanism.

These FTA charges, as adjusted from time to time, shall remain in place until the total amounts in Attachment 2 are paid in full to the owner of the transition property, or its assignee(s).

EFFECTIVE DATE
--------------

In accordance with Decision No. 97-09-056, these FTA charges shall be effective five business days after filed and will continue to be effective, unless they are changed by subsequent FTA Charge Issuance Advice Letter, or an FTA Charge True-Up Mechanism Advice Letter.

NOTICE
------

Copies of this filing are being furnished to the parties on the attached service list and to parties to A. 97-05-018. In accordance with Public Utilities Code
(S)491, notice to the public is hereby given by filing and keeping this filing open for public inspection at the Company's corporate headquarters.

Enclosures

cc:  CPUC, SF-Attn: Paul Clanon, Energy Division
     CPUC, SF-Attn: Elena Schmid, ORA
     CPUC, SF-Attn: Juanita Porter, Energy Division

                                 ATTACHMENT I
                    EXPECTED PRINCIPAL AMOUNT AMORTIZATION
                          SERIES_______, CLASS_______

                                 ATTACHMENT 2
         AMOUNTS RECEIVABLE AND EXPECTED PRINCIPAL AMOUNT AMORTIZATION

     The total amount payable to the owner of the transition property, or its assignee(s), pursuant to this advice letter is a $_____principal amount, plus interest on such the principal amount, plus a $___ overcollateralization amount, plus other ongoing costs, to be obtained from FTA charges calculated in accordance with D. 97-09-056.

     The FTA charges shall be adjusted from time to time, at least annually, via the FTA Charge True-Up Mechanism in accordance with D. 97-09-056.

     The following amounts are scheduled to be paid by the Bond Trustee from FTA charges it has received. These payment amounts include principal plus interest, overcollateralization, and other ongoing costs.


Payment Date        Receipt Amount          Payment Amount        Outstanding Principal
------------        --------------          --------------        ---------------------

[date 1]            [$receipt 1]            [$payment 1]          [$outstanding principal 1]
        .                     .                       .                       .
        .                     .                       .                       .
        .                     .                       .                       .
[date n]            [$receipt n]            [$payment n]          [$outstanding principal n]
                                                                  [$0]

                                  APPENDIX A
                                   PRO FORMA
                  ROUTINE ANNUAL FTA CHARGE TRUE-UP MECHANISM
                                 ADVICE LETTER

         [DRAFT PRO FORMA ANNUAL FTA CHARGE ADJUSTMENT ADVICE FILING]

                                    [date]

ADVICE________-E
(U39E)

PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA ENERGY DIVISION

SUBJECT:  Annual FTA Charge True-Up Mechanism Advice Filing

Pursuant to California Public Utilities Commission (CPUC) Decision No. 97-09-056 (Decision), Ordering Paragraph No. 14, Southern California Edison Company (Edison) as servicer of the Rate Reduction Bonds and on behalf of [the Note Trustee as assignee of] [Special Purpose Entity] is required to apply for adjustment to FTA charges at least 15 days before the end of each calendar year.

PURPOSE
-------

This filing establishes revised FTA charges for rate schedules for residential and eligible small commercial customers. During the rate-freeze period, changes in the FTA charges will be offset by equal and offsetting changes in the residual Competition Transition Charge (CTC) component of customers' rates.

BACKGROUND
----------

In Decision No. 97-09-056, the Commission authorized Edison to file routine True-Up Mechanism Advice Letters on an annual basis, at least 15 days before the end of the calendar year. Routine Advice Letter filings are those where Edison uses the methodology found reasonable by the Commission in Decision No. 97-09-056 to revise existing FTA charges.

Using the methodology approved by the Commission in Decision No. 97-09-056, this filing modifies the variables used in the FTA charge calculation and provides the resulting modified FTA charges. Table I shows the revised assumptions for each of the variables used in calculating the FTA charges for residential and small commercial customers. The assumptions underlying the current FTA charges were filed in Advice ________-E, an Issuance Advice Letter, as authorized by Decision No. 97-09-056.

Attachment 1 shows the revised payment schedule.

                                    TABLE 1
                     INPUT VALUES FOR REVISED FTA CHARGES

Monthly residential kWh sales
Monthly eligible small commercial kWh sales
Percent of revenue requirement allocated to residential customers
Percent of revenue requirement allocated to eligible commercial customers Percent of residential customers' revenue written off
Percent of eligible small commercial customers' revenue written off
Percent of residential customers' billed amounts expected to be uncollected Percent eligible small commercial customers' billed amounts expected to be uncollected
Percent of billed amounts collected in current month
Percent of billed amounts collected in second month after billing
Percent of billed amounts collected in third month after billing
Percent of billed amounts collected in fourth month after billing
Percent of billed amounts collected in fifth month after billing
Percent of billed amounts collected in sixth month after billing
Percent of billed amounts remaining less uncollectibles
Monthly ongoing transaction expenses
Expected FTA outstanding balance as of ___/___/___
Over-or undercollection of principal to be reflected in the new FTA charges

Table II shows the revised FTA charges calculated for residential and eligible small commercial customers. The FTA calculations are shown in Attachment 2.


                                   TABLE II
                  Residential Customer FTA Charge       c/kWh
                  Eligible Small Commercial Customer
                  FTA Charge                            c/kWh


Attached are proposed changes to Part I of Edison's Preliminary Statement to show FTA changes to be effective January 1, [year].

EFFECTIVE DATE
--------------

In accordance with Decision 97-09-056, routine True-Up Mechanism Advice Letters for required annual FTA charge adjustments shall be filed at least 15 days before the end of each calendar year and these adjustments to FTA charges shall be effective at the beginning of the next calendar year. No Commission resolution is required. Therefore, these FTA charges shall be effective January 1, [year] through December 31, [year], unless they are changed by a quarterly adjustment prior to December 31, [year].

NOTICE
------

Copies of this filing are being furnished to the parties on the attached service list and to parties to A.97-05-018. In accordance with Public Utilities Code
(S)491, notice to the public is hereby given by filing and keeping this filing open for public inspection at the Edison's corporate headquarters.

Enclosures

cc:  CPUC, SF-Attn: Paul Clanon, Energy Division
     CPUC, SF-Attn: Elena Schmid, ORA
     CPUC, SF-Attn: Juanita Porter, Energy Division

A97-05-018 COM/PGC/HMD/wav *

                                 ATTACHMENT 1
         AMOUNTS RECEIVABLE AND EXPECTED PRINCIPAL AMOUNT AMORTIZATION

     The total amount payable to the owner of the transition property, or its assignee(s), pursuant to this advice letter is a $______ principal amount, plus interest on such principal amount, plus a $______ overcollateralization amount, plus other ongoing costs, to be obtained from FTA charges calculated in accordance with D.97-09-056.

     The FTA charges shall be adjusted from time to time, at least annually, via the FTA Charge True-Up Mechanism in accordance with D.97-09-056.

     The following amounts are scheduled to be paid by the Bond Trustee from FTA charges it has received. These payment amounts include principal plus interest, overcollateralization, and other ongoing costs.


Payment Date     Receipt Amount     Payment Amount     Outstanding Principal
------------     --------------     --------------     ---------------------

[date 1]         [$receipt 1]       [$payment 1]       [$outstanding principal]
        .                 .                  .                     .
        .                 .                  .                     .
        .                 .                  .                     .
[date n]         [$receipt n]       [$payment n]       [$outstanding principal]
                                                       [$0]

                                  APPENDIX A
                                   PRO FORMA
                ROUTINE QUARTERLY FTA CHARGE TRUE-UP MECHANISM
                                 ADVICE LETTER

        [DRAFT PRO FORMA QUARTERLY FTA CHARGE ADJUSTMENT ADVICE LETTER]

                                -------, [year]

ADVICE_______-E
(U39E)

PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA ENERGY DIVISION

SUBJECT:  Quarterly FTA Charge True-Up Mechanism Advice Filing

Pursuant to California Public Utilities Commission (CPUC) Decision No. 97-09-056 (Decision), Ordering Paragraph No. 14, Southern California Edison Company (Edison) as servicer of the Rate Reduction Bonds and on behalf of [the Note Trustee as assignee of] [Special Purpose Entity] is required to apply for FTA charges at least 15 days before the end of each quarter, if in the previous quarter the variance between the expected outstanding FTA principal balance and the actual outstanding principal balance exceeds certain limits.

Attachment 1, Edison's Quarterly Servicer Certificate for the ______ quarter of 19__ shows that the variance between the expected FTA outstanding balance and the actual FTA outstanding balance exceeds the limit of ____%. Therefore, in accordance with Ordering Paragraph No. 14, Edison, as servicer of the Rate Reduction Bonds, hereby transmits for filing this Advice Letter to revise the FTA charges.

PURPOSE
-------

This filing establishes revised FTA charges for rate schedules for residential and eligible small commercial customers. During the rate-freeze period, changes in the FTA charges will be offset by equal and offsetting changes in the residual Competition Transition Charge (CTC) component of customers' rates.

A.97-05-018 COM/PGC/HMD/wav *

BACKGROUND
----------

In Decision No. 97-09-056, the Commission authorized Edison to file routine True-Up Mechanism Advice Letters on a quarterly basis, at least 15 days before the end of the calendar quarter. Routine Advice Letter filings are those where Edison uses the methodology found reasonable by the Commission in Decision No. 97-09-056 to revise existing FTA charges.

Using the methodology approved by the Commission in Decision No. 97-09-056, this filing modifies the variables used in the FTA charge calculation and provides the resulting modified FTA charges. Table I shows the revised assumptions for each of the variables used in calculating the FTA charges for residential and small commercial customers. The assumptions underlying the current FTA charges were filed in Advice ____-E, an Issuance Advice Letter, as authorized by Decision No. 97-09-056 Attachment 2 shows the revised payment schedule.

--------------------------------------------------------------------------------
                                    TABLE I
                     INPUT VALUES FOR REVISED FTA CHARGES
--------------------------------------------------------------------------------
Monthly residential kWh sales
--------------------------------------------------------------------------------
Monthly eligible small commercial kWh sales
--------------------------------------------------------------------------------
Percent of revenue requirement allocated to residential customers
--------------------------------------------------------------------------------
Percent of revenue requirement allocated to eligible small commercial customers
--------------------------------------------------------------------------------
Percent of residential customers' revenue written off
--------------------------------------------------------------------------------
Percent of eligible small commercial customers' revenue written off
--------------------------------------------------------------------------------
Percent of residential customers' billed amounts expected to be uncollected
--------------------------------------------------------------------------------
Percent of eligible small commercial customers' billed amounts expected to be uncollected
--------------------------------------------------------------------------------
Percent of billed amounts collected in current month
--------------------------------------------------------------------------------
Percent of billed amounts collected in second month after billing
--------------------------------------------------------------------------------
Percent of billed amounts collected in third month after billing
--------------------------------------------------------------------------------
Percent of billed amounts collected in fourth month after billing
--------------------------------------------------------------------------------
Percent of billed amounts collected in fifth month after billing
--------------------------------------------------------------------------------
Percent of billed amounts collected in sixth month after billing
--------------------------------------------------------------------------------
Percent of billed amounts remaining less uncollectibles
--------------------------------------------------------------------------------
Monthly ongoing transaction expenses
--------------------------------------------------------------------------------
Expected FTA outstanding balance as of __/__/__
--------------------------------------------------------------------------------
Over- or undercollection of principal to be reflected in the new FTA charges
--------------------------------------------------------------------------------

Table II shows the FTA charges calculated for residential and eligible small commercial customers. The FTA calculations are shown in Attachment 3.

                                   TABLE II
                   Residential Customer FTA Charge     c/kWh
                   Eligible Small Commercial FTA
                   Charge                              c/kWh


Attached are proposed changes to Part I of Edison's Preliminary Statement to show FTA charges to be effective____1, [year]__.

EFFECTIVE DATE
--------------

In accordance with Decision No. 97-09-056, routine True-Up Mechanism Advice Letters for quarterly FTA charge adjustments shall be filed at least 15 days before the end of a calendar quarter and these adjustments to FTA charges shall be effective at the beginning of the next calendar quarter. No Commission resolution is required. Therefore, these FTA charges shall be effective ___1, [year]__ through December 31, [year]__, unless they are changed by a quarterly adjustment prior to December 31, [year]__.

NOTICE
------

Copies of this filing are being furnished to the parties on the attached service list and to parties to A. 97-05-018. In accordance with Public Utilities Code
(S)491, notice to the public is hereby given by filing and keeping this Advice Filing open for public inspection at the Company's corporate headquarters.

Enclosures

cc:   CPUC, SF - Attn: Paul Clanon, Energy Division
      CPUC, SF - Attn: Elena Schmid, ORA
      CPUC, SF - Attn: Juanita Porter, Energy Division


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

                                 ATTACHMENT 1
                    EDISON'S QUARTERLY SERVICER CERTIFICATE




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

A.97-05-018 COM/PGC/HMD/wav *

                                 ATTACHMENT 2
         AMOUNTS RECEIVABLE AND EXPECTED PRINCIPAL AMOUNT AMORTIZATION

     The total amount payable to the owner of the transition property, or its assignee(s), pursuant to this advice letter is a $____ principal amount, plus interest on such principal amount, plus a $____ overcollateralization amount, plus other ongoing costs, to be obtained from FTA charges calculated in accordance with D.97-09-056.

     The FTA charges shall be adjusted from time to time, at least annually, via the FTA Charge True-Up Mechanism in accordance with D.97-09-056.

     The following amounts are scheduled to be paid by the Bond Trustee from FTA charges it has received. These payment amounts include principal plus interest, overcollateralization, and other ongoing costs.


Payment Date     Receipt Amount     Payment Amount     Outstanding Principal
------------     --------------     --------------     ---------------------

[date 1]         [$receipt 1]       [$payment 1]       [$outstanding principal]
        .                 .                  .                     .
        .                 .                  .                     .
        .                 .                  .                     .
[date n]         [$receipt n]       [$payment n]       [$outstanding principal]
                                                       [$0]

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